EXHIBIT 99.1

[INTERNET AMERICA LOGO]

CONTACT	FOR RELEASE

Internet America, Inc. 214.861.2582 investor.relations@airmail.net	April 23, 2003

INTERNET AMERICA APPOINTS NEW DIRECTORS, ACCEPTS

RESIGNATION OF DIRECTOR AND RESOLVES LAWSUIT

DALLAS, April 23, 2004 – Internet America, Inc. (OTCBB: GEEK), a leading Internet service provider in the southwest, today announced that the Company has appointed Justin McClure and Troy LeMaile-Stovall to the Board of Directors.

Mr. McClure, who formerly practiced telecommunications law with the Washington, DC firm of Lukas, Nace, Gutierrez and Sachs currently serves as President of GulfSouth Capital, Inc., a Jackson, Mississippi based private investment firm. Additionally, Mr. McClure serves as Chairman and Chief Executive Officer of TelNet, Ltd., a telecommunications holding company based in Hamilton, Bermuda. TelNet Ltd. provides high-bandwidth voice and data communications access solutions in Argentina to business and residential customers.

Mr. Stovall, who lives in Danboro, PA, brings over 15 years of experience in the fields of telecommunications, information/communication technology, management consulting, investment management, and non-profit leadership/management. Currently Managing Member and Founder of LeMaile Stovall LLC, a management consulting/advisory/interim senior management firm targeted at small/mid-size technology firms and economic development agencies looking to enhance their strategic thinking, management team, internal operations and funding sources.

The Company also announced today that it has agreed to dismiss a lawsuit recently filed by the Company and originally styled Internet America, Inc. v. Gary Corona. Pursuant to a settlement agreement, the Company has agreed to pay Mr. Corona $212,500 over the next year, and Mr. Corona has agreed to resign as a director of the Company effective immediately.

Internet America’s CEO and Chairman, William Ladin, commented “We are pleased to put this matter behind us. Management can now focus all the company’s attention and resources on operations and building shareholder value.”

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com

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